Exhibit 99.5

INSTRUCTIONS TO REGISTERED HOLDER FROM BENEFICIAL OWNER

The undersigned beneficial owner acknowledges receipt of your letter and the accompanying Prospectus dated                      , 2011 (as the same may be amended or supplemented from time to time, the “Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) by K-V Pharmaceutical Company (the “Company”), and certain subsidiaries of the Company (the “Guarantors”) to exchange up to $225,000,000 aggregate principal amount of the Company’s 12% Senior Secured Notes due 2015 that have been registered under the Securities Act of 1933, as amended, as guaranteed by the Guarantors (collectively, the “Post-Exchange Securities”), for any and all of its outstanding 12% Senior Secured Notes due 2015 issued on March 17, 2011, guaranteed by the Guarantors (collectively, the “Pre-Exchange Securities”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Capitalized terms used by not defined herein have the meanings ascribed to them in the Prospectus.

This will instruct you, the registered holder, to tender the principal amount of the Pre-Exchange Securities indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

Principal Amount Held for Account Holder(s)	Principal Amount to be Tendered*

*	Unless otherwise indicated, the entire principal amount held for the account of the undersigned will be tendered.

If the undersigned instructs you to tender the Pre-Exchange Securities held by you for the account of the undersigned, it is understood that you are authorized (a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner of the Pre-Exchange Securities, including but not limited to the representations that the undersigned (i) is not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company or the Guarantors, (ii) is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of Post-Exchange Securities, (iii) is acquiring the Post-Exchange Securities in the ordinary course of its business and (iv) is not a broker-dealer tendering Pre-Exchange Securities acquired for its own account directly from the Company. If a holder of the Pre-Exchange Securities is an affiliate of the Company or the Guarantors, is not acquiring the Post-Exchange Securities in the ordinary course of its business, is engaged in or intends to engage in a distribution of the Post-Exchange Securities or has any arrangement or understanding with respect to the distribution of the Post-Exchange Securities to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission relating to exemptions from the registration and prospectus delivery requirements of the Securities Act and must comply with such requirements in connection with any secondary resale transaction.

SIGN HERE

Dated:	, 2011

Signature(s)

Print Name(s):

Address:

(Please include Zip Code)

Telephone Number
(Please include Area Code)

Tax Identification Number or Social Security Number:

My Account Number with You:

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